AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1998
                                    Registration Statement No. 333-_____
________________________________________________________________________

                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                                FORM S-8
                         REGISTRATION STATEMENT
                                  Under
                       THE SECURITIES ACT OF 1933
                   _________________________________

                     ANHEUSER-BUSCH COMPANIES, INC.
         (Exact name of registrant as specified in its charter)

              Delaware                          43-1162835
   (State or other jurisdiction                (IRS Employer
 of incorporation or organization)          Identification No.)

                           One Busch Place
                      St. Louis, Missouri 63118
               (Address of principal executive offices)
                     __________________________

                    ANHEUSER-BUSCH COMPANIES, INC.
                      1998 INCENTIVE STOCK PLAN
                       (Full title of the plan)
                      __________________________

JoBeth G. Brown, Esq.                     Copies to:
Vice President and Secretary              John A. Niemoeller, Esq.
Anheuser-Busch Companies, Inc.            The Stolar Partnership
One Busch Place                           911 Washington Avenue, 7th Fl
St. Louis, Missouri 63118                 St. Louis, Missouri 63101
(Name and address of agent for service)

            (314) 577-3314
(Telephone number of agent for service)
                      __________________________

                      CALCULATION OF REGISTRATION FEE

Title of each       Amount      Proposed     Proposed      Amount of
class of            to be       maximum      maximum       registra-
securities          Registered  offering     aggregate     tion fee
to be registered                price        offering
                                per share    price
Common Stock,
$1 Par Value Per
Share, Including    21,000,000  $57.00*   $1,197,000,000*  $332,766
Related Rights      Shares**

* Estimated solely for purposes of calculating the registration fee. In accordance with Rule 457(h)(1), the proposed offering price of shares was based on the average of the high and low prices reported on the New York Stock Exchange for November 3, 1998.

** The Section 10(a) prospectus relating to the captioned plan applies to this registration statement and also Reg. Nos. 2-77829, 33-4664, 33-36132, and 33-53333, in accordance with Rule 429(b). The number of shares still being offered under such prior registration statements is 23,872,685 shares (as of October 30, 1998), and the pro-rated filing fees previously paid with respect to such shares is $203,806.47.

                            PART I

The Section 10(a) prospectus relating to the Plan is omitted from this Registration Statement pursuant to the Note to Part I of Form S-8. This registration statement and Registration Nos. 2-77829, 33-4664, 33-31312, and 33-53333, all of which cover securities offered to employees under the Registrant's employee stock option plans, will share a common prospectus pursuant to Rule 429(a).

                            PART II
        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents By Reference

     The following documents are incorporated in this registration statement by reference:

   (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

   (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998.

   (c) The description of the Registrant's shares of common stock, including the Rights related to the shares as set forth in the Rights Agreement relating to such Rights, contained in the Registrant's registration statement filed under the Securities Exchange Act of 1934, file no. 1-7823, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.


Item 4.   Description of Securities

The Registrant's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.


Item 5.   Interests of Named Experts and Counsel

PricewaterhouseCoopers LLP, the Registrant's independent accountants, have no interest in the Registrant.

The Stolar Partnership has passed upon the legality of the shares offered under this registration statement. Attorneys and non-clerical personnel at The Stolar Partnership who have participated in the preparation of this registration statement or the Plan have no "substantial interest" in the Registrant, as defined in Item 509 of Regulation S-K.

Item 6.   Indemnification of Directors and Officers

The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action or requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant's Restated Certificate of Incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the request of the Registrant as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by the Registrant to the full extent authorized or permitted by Delaware law. The Restated Certificate also provides that the Registrant may purchase and maintain insurance, may also create a trust fund, grant a security interest and/or use other means (including establishing letters of credit, surety bonds and other similar arrangements), and may enter into contracts providing for indemnification, to ensure full payment of indemnifiable amounts.

The Registrant has entered into indemnification agreements with its directors and its executive officers.


Item 7.   Exemptions from Registration Claimed

Not Applicable.

Item 8.  Exhibits

All Exhibits are listed in the Exhibit Index at the end of this Part II.

Item 9.   Undertakings

  (a)   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)  To include any prospectus required by
     section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii)  To include any material information
     with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

The Registrant.
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on November 10, 1998.

                         ANHEUSER-BUSCH COMPANIES, INC.


                    By:         /s/ JOBETH G. BROWN
                                   (JoBeth G. Brown,
                            Vice President and Secretary)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature               Title                    Date

 August A. Busch III*   Chairman of the Board    November 10, 1998
(August A. Busch III)    and President and
                         Director (Principal
                         Executive Officer)


 W. Randolph Baker*      Vice President          November 10, 1998
(W. Randolph Baker)      and Chief Financial
                         Officer (Principal)
                         Financial Officer)



 John F. Kelley*         Vice President and      November 10, 1998
(John F. Kelley)         Controller (Principal
                         Accounting Officer)

 Bernard A. Edison*          Director            November 10, 1998
(Bernard A. Edison)

 Carlos Fernandez G.*        Director            November 10, 1998
(Carlos Fernandez G.)

 John E. Jacob*              Director            November 10, 1998
(John E. Jacob)

 James R. Jones*             Director            November 10, 1998
(James R. Jones)

_______________________      Director
(Charles F. Knight)

_______________________      Director
(Vernon R. Loucks, Jr.)

 Vilma S. Martinez*          Director            November 10, 1998
(Vilma S. Martinez)

 Sybil C. Mobley*            Director            November 10, 1998
(Sybil C. Mobley)

 James B. Orthwein*          Director            November 10, 1998
(James B. Orthwein)

 William Porter Payne*       Director            November 10, 1998
(William Porter Payne)

 Andrew C. Taylor*           Director            November 10, 1998
(Andrew C. Taylor)

 Douglas A. Warner III*      Director            November 10, 1998
(Douglas A. Warner III)

 William H. Webster*         Director            November 10, 1998
(William H. Webster)

 Edward E. Whitacre, Jr.*    Director            November 10, 1998
(Edward E. Whitacre, Jr.)


                              * By:  /s/ JOBETH G. BROWN
                                         JoBeth G. Brown
                                         Attorney-in-Fact

                         EXHIBIT INDEX

Exhibit 4.1

Anheuser-Busch Companies, Inc. 1998 Incentive Stock Plan.


Exhibit 5.1

Opinion and consent of The Stolar Partnership, concerning the legality of the shares of common stock being registered hereunder.


Exhibit 23.1

Consent of Independent Accountants.


Exhibit 24.1

Power of Attorney executed by certain directors and officers of the Registrant.